Exhibit (d) (2)

EXECUTION COPY

December 18, 2016

Takeda Pharmaceutical Company Limited

1-1, Doshomachi 4-chome Chuo-ku, Osaka-shi

Osaka 540-8645, Japan

Ladies and Gentlemen:

In connection with your consideration of a possible consensual transaction (the “Transaction”) with ARIAD Pharmaceuticals, Inc. and/or its affiliates (collectively, with such affiliates, the “Company”), the Company is prepared to make available to you certain information concerning the business, financial condition, operations, prospects, assets, liabilities and other confidential and proprietary information of the Company. In consideration for and as a condition to such information being furnished to you, you agree to treat any information or data concerning the Company (whether prepared by the Company, its advisors or other Representatives (as defined below) or otherwise and irrespective of the form of communication) which has been or will be furnished, or otherwise made available, to you by or on behalf of the Company pursuant hereto (collectively referred to as the “Confidential Information”) in accordance with the provisions of this letter agreement (this “Agreement”), and to take or abstain from taking certain other actions hereinafter set forth.

1. Confidential Information. The term “Confidential Information” shall be deemed to include all notes, memoranda, summaries, analyses, compilations, forecasts, data, studies, interpretations or other documents or materials prepared by you or your Representatives (as defined below) which use, contain, reflect or are based upon or derived from, in whole or in part, such information furnished to you or your Representatives pursuant hereto and shall be deemed to include all “Evaluation Material” (as defined in the 2015 NDA (as defined below)) provided to you or your affiliates or your respective “Representatives” (as defined in the 2015) pursuant to the 2015 NDA. The term “Confidential Information” does not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives in breach hereof, (ii) was within your possession prior to it being furnished to you or your affiliates or your respective Representatives by or on behalf of the Company; provided that the source of such information was not known by you to be bound by a contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information, (iii) becomes available to you on a non-confidential basis from a source other than the Company or any of its Representatives; provided that to your knowledge such source is not bound by a contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information, or (iv) has been or is subsequently independently conceived or developed by you or your Representatives without use of or reference to the Confidential Information or in breach of this Agreement. For purposes hereof, “Representatives” shall mean a party’s affiliates and its and their respective members, partners, directors, officers, employees, agents and advisors (including, without limitation, consultants, accountants, attorneys and financial advisors (provided that, for the avoidance of doubt, the term “advisor” shall not include any potential bidding partners or equity financing sources)), and only upon prior written approval of the Company, any of your debt financing sources in connection with the Transaction. As used in this Agreement, (x) the term “person” shall be broadly interpreted to include the media and any corporation, partnership, group, individual or other entity, and (y) the term “affiliates” shall have the meaning given to it under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

2. Use and Disclosure of Confidential Information. (a) You hereby agree that you and your Representatives shall use the Confidential Information solely for the purpose of evaluating the Transaction and for no other purpose, that the Confidential Information will be kept confidential by you and your Representatives and that you and your Representatives will not disclose any of the Confidential Information to any third parties other than to the Company and its Representatives;

provided that: (i) you may make any disclosure of such information to which the Company gives its prior written consent; and (ii) any of such information may be disclosed to only those of your Representatives who have a need to know in respect of such information for the sole purpose of evaluating the Transaction and who are provided with a copy of this Agreement. In any event, you agree to (x) undertake reasonable precautions to safeguard and protect the confidentiality of the Confidential Information (which shall be no less stringent than measures taken with respect to your own confidential and proprietary information and in any event no less than a reasonable degree of care), (y) be responsible for any breach of this Agreement by any of your Representatives, and (z) at your sole expense, take all reasonable measures to restrain your Representatives from prohibited or unauthorized disclosure or use of the Confidential Information.

(b) In addition, each party agrees that, without the prior written consent of the other party, neither it nor any of its Representatives will disclose to any other person the fact that the parties are considering the Transaction, that this Agreement exists, that the Confidential Information has been made available to you or any of your Representatives, that discussions, negotiations or investigations are taking or have taken place concerning the Transaction or any of the terms, conditions or other facts with respect thereto (including the status thereof) (all of the foregoing being referred to as “Transaction Information”), except in accordance with the procedures set forth in Section 2(c). Without limiting the generality of the foregoing, you further agree that neither you nor any of your affiliates will, directly or indirectly, share the Confidential Information or the Transaction Information with or enter into any agreement, arrangement or understanding, or any discussions which might lead to such agreement, arrangement or understanding, or which otherwise relates to the Transaction, with any other person (other than your Representatives as permitted above), including other potential bidders, bidding partners or equity or debt financing sources, regarding the Transaction without the prior written consent of the Company and only upon such person executing a confidentiality agreement in favor of the Company with terms and conditions consistent with this Agreement (an “Acceptable Confidentiality Agreement”). Furthermore, you shall not enter into any agreement, arrangement or understanding, or any discussions which might lead to such agreement, arrangement or understanding, with any debt financing source which could be expected to limit, restrict, restrain or otherwise impair in any manner, directly or indirectly, the ability of such debt financing source to provide financing or other assistance to any other party considering the Transaction.

(c) Notwithstanding anything to the contrary herein, in the event that either party or any of its Representatives (the “Disclosing Party”) are requested or required (by deposition, interrogatories, requests for information or documents in legal or administrative proceedings, subpoena, civil investigative demand or other similar legal process) to disclose any of the Confidential Information (solely in your case) or Transaction Information, the Disclosing Party or its Representative, shall provide the other party with prompt written notice to the extent not legally prohibited of the existence, terms and circumstances of any such request or requirement so that the other party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the other party, the Disclosing Party or any of its Representatives are nonetheless, upon advice of your outside counsel, legally compelled to disclose Confidential Information or Transaction Information, the Disclosing Party or its Representatives may, without liability hereunder, disclose only that portion of the Confidential Information or Transaction Information which such outside counsel advises you is legally required to be disclosed; provided that the Disclosing Party exercises (and causes its Representatives to exercise) best efforts to preserve the confidentiality of the Confidential Information and Transaction Information, including, without limitation, by cooperating with the other party, at the other party’s sole expense, to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information and Transaction Information.

3. Destruction of Confidential Information. Promptly (and in any event within ten (10) days) after receiving a request from the Company or one of its Representatives (which may be made at any time in the Company’s sole discretion and for any reason or for no reason), you will destroy or erase (including, without limitation, expunging all such Confidential Information from any computer, word processor or other device containing such information) all Confidential Information (and all copies, reproductions, summaries, analyses or extracts thereof or based thereon) furnished to you or your Representatives by or on behalf of the Company pursuant hereto, including, without limitation, any materials prepared by you or your Representatives containing, based upon, reflecting or derived from Confidential Information, and you shall deliver a certificate in writing executed by an authorized officer supervising the destruction that such destruction has occurred; provided that you and your Representatives may (i) retain such copies of any Confidential Information to the extent required to comply with legal or regulatory requirements or established document retention policies for use solely to demonstrate compliance with such requirements and (ii) retain copies created in the ordinary course pursuant to automatic archiving and back-up procedures to the extent retained in record archives (and, in the case of either (i) or (ii), to the extent such Confidential Information is retained electronically, ordinary access thereto shall be limited to information technology personnel in connection with their information technology duties). Notwithstanding the destruction or retention of the Confidential Information, you and your Representatives will continue to be bound by your obligations of confidentiality, use restrictions and other obligations hereunder.

4. Inquiries. You agree that, unless otherwise instructed or agreed by the Company, all communications regarding the Transaction, requests for additional information, requests for facility tours or management meetings, and discussions or questions regarding procedures, will be submitted or directed only to Hugh Cole, Chief Business Officer of the Company, and not to any other Representative of the Company.

5. No Representations or Warranties; No Agreement. You understand and acknowledge that neither the Company nor any of its Representatives make any representation or warranty, express or implied, as to the accuracy or completeness of the Confidential Information. You agree that except as provided in a Definitive Transaction Agreement (as defined below), neither the Company nor any of its Representatives shall have any obligation or liability to you or to any of your Representatives on any basis (including, without limitation, in contract, tort, under federal or state securities law or otherwise) relating to or resulting from the use of the Confidential Information (including but not limited to any obligation to update any Confidential Information). You agree that only those representations or warranties which are made in a final definitive agreement regarding the Transaction (a “Definitive Transaction Agreement”), when, as and if executed, and subject to such limitations and restrictions as may be specified therein, will be relied on by you and have any legal effect. You agree that unless and until a Definitive Transaction Agreement between the Company and you has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this Agreement except for the rights and obligations specifically agreed to herein. Neither the Company nor any advisor to the Company, nor any of their respective Representatives shall have any legal, fiduciary or other duty to any prospective or actual purchaser with respect to the manner in which any sale process is conducted. You further acknowledge and agree that the Company reserves the right, in its sole discretion, to reject any and all proposals made by you or any of your Representatives with regard to the Transaction, and to terminate discussions and negotiations with you at any time and for no reason. Furthermore, nothing contained in this Agreement nor the furnishing of Confidential Information shall be construed as granting or conferring any rights by license or otherwise in any intellectual property of the Company, except for the limited right of use specifically set forth herein. All right, title and interest in the Confidential Information shall remain with the Company.

6. No Waiver of Privilege. To the extent the Confidential Information includes materials subject to work product, attorney-client or similar privilege, the Company is not waiving, and shall not be deemed to have waived or diminished, its attorney work-product protections, attorney-client privileges or similar protections and privileges as a result of disclosing any Confidential Information to you or any of your Representatives.

7. No Solicitation. In consideration of and as a condition to the Confidential Information being furnished to you, you hereby agree that, for a period of eighteen (18) months from the date hereof, neither you nor any of your affiliates will, directly or indirectly, (a) knowingly solicit, interfere with or endeavor to entice away, offer to employ or employ (including as an independent contractor) any of the current officers or employees of the Company without obtaining the prior written consent of the Company or (b) knowingly or intentionally take any other action that is reasonably likely to cause injury to the relationship between the Company and its employees, customers, suppliers or other business associates; provided that nothing herein shall restrict you or any of your affiliates from (i) making any general solicitation for employment by use of advertisements in the media (including trade media), (ii) continuing its ordinary course hiring practices that are not specifically directed at employees of the Company and (iii) hiring any such employee who (x) has had his or her employment terminated by the Company or its relevant affiliate at least three (3) months prior to commencement of employment discussions between you or your affiliates and such employee or (y) responds to any such general solicitation or who first contacts you or your Representatives regarding employment without any solicitation in violation of this Section 7.

8. Standstill. In consideration of and as a condition to the Confidential Information being furnished to you, you hereby further agree that, without the prior written consent of the board of directors of the Company, for a period of two (2) years from the date hereof, neither you nor any of your affiliates, acting alone or as part of a group, will directly or indirectly: (i) acquire or offer or agree to acquire, own or sell (or propose, agree or seek permission, to acquire, own or sell) by purchase, sale or otherwise, any securities (or direct or indirect rights or options to acquire any securities) of the Company, or any significant portion of the assets, properties or indebtedness of the Company; (ii) make or participate in any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents or undertakings to vote, or to seek to influence or control, in any manner whatsoever, the voting of any securities of the Company; (iii) make any statement or proposal to the board of directors of the Company, the Company’s Representatives or any of its stockholders with respect to, or make any public announcement with respect to, or solicit or submit a proposal or offer for, directly or indirectly, any merger, business combination, recapitalization, reorganization, asset purchase, tender offer, exchange offer or other similar extraordinary transaction involving the Company or any of its securities, assets or properties; (iv) form, join or in any way participate in a “group” as defined in Section 13(d)(3) of the Exchange Act in connection with any of the foregoing; (v) otherwise seek representation on or to influence or control, in any manner whatsoever, alone or in concert with others, the management, board of directors or policies of the Company; (vi) make any proposal or disclose any intention, plan or arrangement inconsistent with any of the foregoing; (vii) demand a copy of the Company’s record of security holders, stock ledger list or any other books or records of the Company, (viii) advise, assist, direct or encourage, directly or indirectly, any other person in connection with any of the foregoing; (ix) take any action that could reasonably be expected to require the Company to make a public announcement regarding the possibility of any of the events described in this Section 8; or (x) contest the validity of this Agreement or make, initiate, take or participate in any demand, action (legal or otherwise) or proposal to amend, waive or terminate any provision of this Agreement. Notwithstanding the foregoing provisions of this Section 8, nothing in this Section 8 shall restrict you or such of your Representatives from (A) making any proposal for a possible Transaction or making a request that the Company amend or waive a provision of this Section 8, directly to the chief executive officer or the board of directors of the Company on a confidential basis or (B) publicly making any proposal regarding a possible transaction with the Company to directly or indirectly acquire all or a controlling portion of the Company’s equity securities or all or substantially all of the Company’s assets, but only if, in the case of this clause (B) only, either (a) the Company has invited you in writing to make such proposal or (b) (1) the Company enters into a definitive agreement with respect to a transaction with a Person or “group” of Persons (excluding Company affiliates) or (2) the Board of Directors of the Company fails to recommend against a tender or exchange offer by one or more third parties within 10 business days of the commencement thereof, in each case involving the direct or indirect acquisition by such Person or group of all or a controlling portion of the Company’s equity securities or all or substantially all of the Company’s assets (whether by merger, consolidation, business combination, tender or exchange offer or otherwise).

9. Material Non-Public Information. You acknowledge and agree that you are aware (and that your Representatives are aware or, upon providing any Confidential Information to such Representatives, will be advised by you) that Confidential Information being furnished to you may contain material non-public information regarding the Company and that the United States securities laws prohibit any persons who have such material, non-public information from purchasing or selling securities of the Company on the basis of such information or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities on the basis of such information. You will not (and you will instruct your Representatives to not), directly or indirectly, use, or allow any third party to use, any Confidential Information in violation of any United States federal or state securities laws. Nothing herein shall constitute an admission by either party that any Confidential Information or other such information in fact contains material non-public information concerning the Company.

10. Remedies. It is further understood and agreed that any breach of this Agreement by either party or any of their respective Representatives would result in irreparable harm to the other party, that money damages would not be a sufficient remedy for any such breach of this Agreement and that either party shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach and that neither party nor their respective Representatives shall oppose the granting of such relief. Such relief shall be available without the obligation to prove any damages underlying such breach or threatened breach. Each party further agrees to waive, and to use its best efforts to cause its Representatives to waive, any requirement for the securing or posting of any bond in connection with any such remedy. Such remedies shall not be deemed to be the exclusive remedies for a breach by either party of this Agreement but shall be in addition to all other remedies available at law or equity to such party.

11. Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware, without regard to the conflict of law provisions thereof. Each party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware for any lawsuits, actions or other proceedings arising out of or relating to this Agreement and agrees not to commence any such lawsuit, action or other proceeding except in such courts. Each party further agrees that service of any process, summons, notice or document by mail to your address set forth above or the Company’s address set forth below its signature block, shall be effective service of process for any lawsuit, action or other proceeding brought against such party in any such court. Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any lawsuit, action or other proceeding arising out of or relating to this Agreement in the courts of the State of Delaware or the United States of America located in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such lawsuit, action or other proceeding brought in any such court has been brought in an inconvenient forum. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY LAWSUIT, CLAIM OR OTHER PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IS EXPRESSLY AND IRREVOCABLY WAIVED.

12. Authority to Enter into Agreement. Each party hereby represents and warrants to the other party that this Agreement has been duly authorized, executed and delivered by one of its officers and is enforceable in accordance with its terms against such party.

13. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto regarding the subject matter hereof and supersedes all negotiations and agreements, oral or written, made prior to the execution hereof; provided that, notwithstanding the foregoing, each party acknowledges and agrees that any existing confidentiality or non-disclosure agreements by and between the parties shall remain in effect in accordance with their terms; provided further, notwithstanding the preceding proviso, each party acknowledges and agrees that the Confidentiality Agreement by and between the Company and you, dated as of October 1, 2015 (the “2015 NDA”)

shall be terminated and shall have no further force or effect from and after the date hereof (provided that such termination shall not relieve either party thereto for liability thereunder for any breach or failure to comply with the 2015 NDA occurring prior to the date hereof).

14. Assignment. The Company reserves the right to assign all of its rights, powers and privileges under this Agreement (including, without limitation, the right to enforce all of the terms of this Agreement) to any person who enters into the transactions contemplated by this Agreement. This Agreement and the rights and obligations herein may not be assigned or otherwise transferred, in whole or in part, by you without the written consent of the Company.

15. No Modification. No provision of this Agreement can be waived, modified or amended without the prior written consent of the parties hereto, which consent shall specifically refer to the provision to be waived, modified or amended and shall explicitly make such waiver, modification or amendment. It is understood and agreed that no failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

16. Counterparts. This Agreement may be executed in counterparts, each such counterpart shall be deemed an original and all such counterparts shall together constitute one instrument.

17. Severability. If any provision of this Agreement is found to violate any statute, regulation, rule, order or decree of any governmental authority, court, agency or exchange, such invalidity shall not be deemed to affect any other provision hereof or the validity of the remainder of this Agreement, and there shall be substituted for the invalid provision a substitute provision that shall as nearly as possible achieve the intent of the invalid provision.

18. Term. This Agreement shall expire two years from the date first written above.

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Please confirm your agreement with the foregoing by signing and returning one copy of this letter to the undersigned, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours,
ARIAD PHARMACEUTICALS, INC.

By:	/s/ MANMEET SONI
Name: MANMEET SONI
Title: CFO

Address:

26 Landsdowne Street
Cambridge, Massachusetts 02139
Attention: General Counsel

Accepted and agreed as of

the date first written above:

TAKEDA PHARMACEUTICAL COMPANY LIMITED

By:
Name:
Title:

Please confirm your agreement with the foregoing by signing and returning one copy of this letter to the undersigned, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours,
ARIAD PHARMACEUTICALS, INC.

By:
Name:
Title:

Address:

Accepted and agreed as of

the date first written above:

TAKEDA PHARMACEUTICAL COMPANY LIMITED

By:	/s/ Ken Araki
Name: Ken Araki
	Title:	Head, Corporate Development Global Business Development